PFIZER REPORTS SECOND-QUARTER 2015 RESULTS

▪	Second-Quarter 2015 Reported Revenues(1) of $11.9 Billion

▪	Second-Quarter 2015 Adjusted Diluted EPS(2) of $0.56, Reported Diluted EPS(1) of $0.42

▪
Raised Midpoints of 2015 Financial Guidance(3) Ranges for Reported Revenues(1) by $500 Million and Reported(1) and Adjusted(2) Diluted EPS by $0.03 and $0.04, Respectively, Due to Strong Performance to Date and Improved Business Outlook

▪	Second-Quarter 2015 Reported Revenues(1) for the Innovative Products Business Grew 17% Operationally, Primarily Driven by U.S. Launches of Prevnar 13 Adult and Ibrance
NEW YORK, N.Y., Tuesday, July 28, 2015 – Pfizer Inc. (NYSE: PFE) reported financial results for second-quarter 2015 and announced increases to the midpoints of its 2015 financial guidance(3) ranges for reported revenues(1) and reported(1) and adjusted(2) diluted EPS.
The company manages its commercial operations through two distinct businesses: an Innovative Products business and an Established Products business. The Innovative Products business is composed of two operating segments: the Global Innovative Pharmaceutical segment (GIP)(4) and the Global Vaccines, Oncology and Consumer Healthcare segment (VOC)(4). The Established Products business consists of the Global Established Pharmaceutical segment (GEP)(4). Financial results for each of these segments are presented in the Operating Segment Information section.
Some amounts in this press release may not add due to rounding. All percentages have been calculated using unrounded amounts. Results for the second quarter and first six months of 2015 and 2014 are summarized below.
OVERALL RESULTS

($ in millions, except per share amounts)	Second-Quarter			Six Months
	2015	2014	Change	2015	2014	Change
Reported Revenues(1)	$ 11,853	$ 12,773	(7%)	$ 22,717	$ 24,126	(6%)
Adjusted Income(2)	3,525	3,769	(6%)	6,721	7,434	(10%)
Adjusted Diluted EPS(2)	0.56	0.58	(3%)	1.07	1.15	(7%)
Reported Net Income(1)	2,626	2,912	(10%)	5,002	5,241	(5%)
Reported Diluted EPS(1)	0.42	0.45	(7%)	0.80	0.81	(1%)

REVENUES

($ in millions)	Second-Quarter				Six Months
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Innovative Products	$ 6,630	$ 6,126	8%	17%	$ 12,368	$ 11,376	9%	17%
GIP(4)	3,497	3,547	(1%)	8%	6,572	6,623	(1%)	7%
Global Vaccines(4)	1,580	1,097	44%	52%	2,908	2,022	44%	52%
Consumer Healthcare(4)	840	912	(8%)	(2%)	1,648	1,673	(1%)	4%
Global Oncology(4)	713	570	25%	36%	1,240	1,058	17%	27%
Established Products	$ 5,090	$ 6,513	(22%)	(14%)	$ 10,104	$ 12,503	(19%)	(12%)
GEP(4)	5,090	6,513	(22%)	(14%)	10,104	12,503	(19%)	(12%)
Other(5)	133	134	—	2%	244	247	(1%)	1%
Total	$ 11,853	$ 12,773	(7%)	1%	$ 22,717	$ 24,126	(6%)	2%

SELECTED TOTAL COMPANY ADJUSTED COSTS AND EXPENSES(2)

($ in millions) (Favorable)/Unfavorable	Second-Quarter				Six Months
	2015	2014	% Change		2015	2014	% Change
			Total	Oper.			Total	Oper.
Cost of Sales(2)	$ 2,123	$ 2,320	(8%)	2%	$ 3,930	$ 4,306	(9%)	4%
Percent of Revenues(1)	17.9%	18.2%	N/A	N/A	17.3%	17.8%	N/A	N/A
SI&A Expenses(2)	3,372	3,486	(3%)	3%	6,449	6,506	(1%)	5%
R&D Expenses(2)	1,732	1,714	1%	3%	3,609	3,326	9%	10%
Total	$ 7,226	$ 7,520	(4%)	3%	$ 13,988	$ 14,138	(1%)	6%

Effective Tax Rate(2)	25.6%	27.9%			25.0%	26.5%

2015 FINANCIAL GUIDANCE(3)
The ranges for certain components of Pfizer's 2015 financial guidance have been updated as set forth below:

Reported Revenues(1)	$45.0 to $46.0 billion
(previously $44.0 to $46.0 billion)
Adjusted Cost of Sales(2) as a Percentage of Reported Revenues(1)	18.0% to 18.5%
(previously 18.5% to 19.5%)
Adjusted SI&A Expenses(2)	$12.8 to $13.8 billion
Adjusted R&D Expenses(2)	$7.3 to $7.6 billion
(previously $6.9 to $7.4 billion)
Adjusted Other (Income)/Deductions(2)	Approximately ($500 million) of income
Effective Tax Rate on Adjusted Income(2)	Approximately 25.0%
Reported Diluted EPS(1)	$1.38 to $1.47
(previously $1.32 to $1.47)
Adjusted Diluted EPS(2)	$2.01 to $2.07
(previously $1.95 to $2.05)

EXECUTIVE COMMENTARY
Ian Read, Chairman and Chief Executive Officer, stated, “Our second-quarter and year-to-date financial performance is the result of continued business momentum, driven by solid execution of recent product launches in our Innovative Products business, notably Ibrance and Prevnar 13 in adults in the U.S., along with continued growth from Eliquis and Xeljanz, increased focus on and support of growth initiatives within our Established Products business as well as shareholder-friendly capital allocation. For the remainder of 2015, we look forward to completing the pending acquisition of Hospira, Inc. (Hospira), which we expect will meaningfully enhance our Established Products business, particularly in sterile injectables and biosimilars, and continuing to advance our late-stage pipeline in important areas such as oncology and immuno-oncology, vaccines, rare disease, cardiovascular disease and biosimilars. I continue to see both of our businesses as highly focused, well managed and competitively positioned in their key markets.”
Frank D’Amelio, Chief Financial Officer, stated, “Overall, I am very pleased with our second-quarter 2015 financial results. We were able to grow revenues by 1% excluding the impact of foreign exchange, marking the third consecutive quarter of operational revenue growth, despite the continued significant negative impact from product losses of exclusivity, primarily Celebrex and Zyvox in the U.S. and Lyrica in certain developed Europe markets.
“As a result of our strong operational performance to date coupled with an improved operational outlook for the remainder of the year, we are raising the midpoint of our 2015 financial guidance(3) range for reported revenues(1) by $500 million and the midpoint of our guidance range for adjusted diluted EPS(2) by $0.04. Changes in foreign exchange rates since mid-April 2015 did not materially impact our latest guidance,” Mr. D'Amelio concluded.
QUARTERLY FINANCIAL HIGHLIGHTS (Second-Quarter 2015 vs. Second-Quarter 2014)
Reported revenues(1) decreased $920 million, or 7%, which reflects operational growth of $125 million, or 1%, more than offset by the unfavorable impact of foreign exchange of $1.0 billion, or 8%. Excluding the impact of foreign exchange, adjusted diluted EPS(2) increased by approximately 6%.
Operational revenue growth in developed markets was driven by the performance of several key products, including Prevnar 13 in adults, Eliquis, Ibrance and Xeljanz -- all products that are early in their life cycles -- as well as from vaccines acquired last year from Baxter International Inc. (Baxter). In emerging markets, revenues increased 6% operationally, reflecting continued strong operational growth, primarily from Lipitor and Prevenar 13.

Operational revenue growth was partially offset primarily by the loss of exclusivity and immediate multi-source generic competition for Celebrex in the U.S. as well as Zyvox in the U.S. and Lyrica in certain developed Europe markets.
Innovative Products Business Highlights
Revenues for the Innovative Products business increased 17% operationally, reflecting the following:

▪
GIP(3) revenues increased 8% operationally, primarily due to strong operational performance of recently launched products, including Eliquis globally and Xeljanz in the U.S., in addition to the continued strong performances of Lyrica in the U.S. and Japan and Viagra in the U.S. Operational growth was partially offset by generic competition for Rapamune in the U.S., which began in October 2014, and by increased competition for BeneFIX in the U.S.

▪	VOC(3) revenues increased 29% operationally, reflecting the following:

–
Global Vaccines(3) revenues increased 52% operationally. Prevnar 13 revenue in the U.S. increased 87%, primarily driven by continued strong uptake among adults. International revenues increased 25% operationally, driven by Prevenar 13, which grew 10% operationally, primarily reflecting increased shipments associated with Gavi, the Vaccine Alliance, the favorable impact of Prevenar's inclusion in additional national immunization programs in certain emerging markets compared with the year-ago quarter, as well as the inclusion in second-quarter 2015 of revenues associated with the acquisition of Baxter’s portfolio of marketed vaccines in Europe.

–
Consumer Healthcare(3) revenues decreased 2% operationally, primarily due to the non-recurrence of initial retailer stocking associated with the launch of Nexium 24HR in the U.S. in the prior-year quarter. Excluding Nexium 24HR, the Consumer Healthcare business in the U.S. increased 5%, driven by increased promotional support for key brands. Additionally, revenues from emerging markets increased 11% operationally, primarily driven by China and Venezuela.

–
Global Oncology(3) revenues increased 36% operationally, primarily driven by strong momentum following the February 2015 U.S. launch of Ibrance for advanced breast cancer and, to a lesser extent, stronger demand for Sutent, Inlyta and Xalkori in most markets.

Established Products Business Highlights

▪
GEP(3) revenues decreased 14% operationally, primarily due to the loss of exclusivity and immediate launch of multi-source generic competition for Celebrex in the U.S. in December 2014 as well as generic competition for Zyvox in the U.S. beginning in first-half 2015 and for Lyrica in certain developed Europe markets beginning in first-quarter 2015. Revenues for Lipitor in developed markets declined as a result of continued generic competition. Additionally, the co-promotion collaboration for Spiriva has terminated in most countries, including in the U.S. in April 2014. These declines were partially offset by growth in emerging markets, where revenues increased 2% operationally, primarily driven by Lipitor.
Income Statement Highlights

▪	Adjusted cost of sales, adjusted SI&A expenses and adjusted R&D expenses(2) in the aggregate increased $225 million operationally, or 3%, reflecting the following operational factors:

–	higher adjusted cost of sales(2), primarily reflecting an increase in sales volume partially offset by a decrease in royalty expense;

–
higher adjusted SI&A expense(2), primarily reflecting increased investments to support recently launched products and other in-line products, largely offset by continued benefits from cost-reduction and productivity initiatives; and

–
higher adjusted R&D expense(2), primarily due to incremental investment in the late-stage pipeline, primarily bococizumab, partially offset by lower clinical trial spend for Trumenba, Prevnar 13 adult, and certain oncology products, as well as the completion of postmarketing commitments for certain in-line products.

▪
The effective tax rate on adjusted income(2) declined 2.3 percentage points to 25.6% from 27.9%. This decline was primarily due to a favorable change in the jurisdictional mix of earnings partially offset by a decline in tax benefits associated with the resolution of certain tax positions pertaining to prior years, with various foreign tax authorities.

▪
The diluted weighted-average shares outstanding declined by 201 million shares compared to the prior-year quarter due to Pfizer’s share repurchase program, including the impact of the $5 billion accelerated share repurchase agreement executed in February 2015 and completed in July 2015.

▪	In addition to the aforementioned factors, second-quarter 2015 reported earnings were primarily impacted by the following:
Unfavorable impacts:

–	higher legal charges and acquisition-related costs associated with the pending acquisition of Hospira in second-quarter 2015 compared to the prior-year quarter; and

–	higher charges incurred in second-quarter 2015 for business and legal entity alignment activities.

Favorable impacts:

–
lower restructuring and other charges associated with cost-reduction and productivity initiatives and lower purchase accounting adjustments in second-quarter 2015 compared to the prior-year quarter; and

–
a lower effective tax rate, primarily due to a favorable change in the jurisdictional mix of earnings partially offset by a decline in tax benefits associated with the resolution of certain tax positions pertaining to prior years, with various foreign tax authorities.

RECENT NOTABLE DEVELOPMENTS
Product Developments

▪
Ibrance (palbociclib) -- Pfizer announced in May 2015 study results demonstrating palbociclib in combination with fulvestrant was superior to treatment with a standard of care, fulvestrant, by significantly extending progression-free survival (PFS) in women with hormone receptor-positive, human epidermal growth factor receptor 2-negative (HER2-) metastatic breast cancer whose disease has progressed during or after endocrine therapy (Hazard Ratio: 0.42, median PFS: 9.2 vs. 3.8 months, in their respective arms, p<0.000001). Results from the Phase 3 PALOMA-3 study were presented as a late-breaker at the 51st Annual Meeting of the American Society of Clinical Oncology (ASCO) in June 2015. The PALOMA-3 study met its primary endpoint of PFS at the interim analysis and was stopped early in April 2015 due to efficacy based on an assessment by an independent Data Monitoring Committee. Benefit from palbociclib was demonstrated across all pre-specified subgroups, including both pre/perimenopausal and postmenopausal patients. At the time of the PFS analysis, overall survival (OS) data were immature. The adverse events observed with palbociclib in combination with fulvestrant in PALOMA-3 were consistent with their respective labeled adverse event profiles. Pfizer plans to submit a supplemental New Drug Application to the U.S. Food and Drug Administration (FDA) in fourth-quarter 2015 for potential inclusion of data from the PALOMA-3 study in the U.S. label. Additionally, Pfizer intends to file a Marketing Authorisation Application for palbociclib with the European Medicines Agency (EMA) in third-quarter 2015. The planned EMA submission will include data from the PALOMA-1 study, which evaluated palbociclib plus letrozole in women with estrogen receptor positive, HER2- locally advanced or newly diagnosed metastatic breast cancer, as well as data from the PALOMA-3 study.

▪
Trumenba -- Pfizer announced in June 2015 that the U.S. Centers for Disease Control and Prevention's (CDC) Advisory Committee on Immunization Practices (ACIP) voted to recommend that decisions to vaccinate adolescents and young adults 16 through 23 years of age against serogroup B meningococcal (MenB) disease should be made at the individual level with healthcare providers. Specifically, the ACIP voted that a MenB vaccine series may be administered to adolescents and young adults 16 through 23 years of age to provide short-term protection against most strains of MenB disease. The preferred age for MenB vaccination is 16 through 18 years of age. This recommendation expands the CDC’s ACIP February 2015 recommendation for MenB vaccination.

▪	Xeljanz (tofacitinib)

–
Pfizer presented in June 2015 more than 20 abstracts at the European League Against Rheumatism Annual Congress (EULAR), including over six years of safety and efficacy data from two long-term extension studies, real-world experience analyses, and clinical, patient-reported and radiographic efficacy outcomes with Xeljanz monotherapy, as well as health economics outcomes research that include patient-preference data for Xeljanz in patients with rheumatoid arthritis (RA). Additionally, results from the Xeljanz 11 mg once daily clinical pharmacology program were presented during the Congress, demonstrating equivalence in key pharmacokinetic parameters to Xeljanz 5 mg twice daily.

–
Pfizer presented in June 2015 twelve presentations, including new data on tofacitinib for chronic plaque psoriasis and atopic dermatitis, at the 23rd World Congress of Dermatology meeting. Among the highlights were three late-breaking presentations, including 52-week pooled results from the Oral treatment Psoriasis Trials (OPT) pivotal studies, an integrated safety summary across the OPT development program for oral tofacitinib, and the first presentation of two-year results from OPT Extend, the ongoing long-term extension study of tofacitinib in moderate to severe chronic plaque psoriasis.

–
Pfizer announced in July 2015 that the FDA accepted for review Pfizer’s new drug application for Xeljanz 11 mg once daily modified release tablets for the treatment of moderate to severe RA in patients who have had an inadequate response or intolerance to methotrexate. The FDA has provided an anticipated Prescription Drug User Fee Act (PDUFA) action date in February 2016.

▪
Xalkori -- Pfizer announced in April 2015 that Xalkori (crizotinib) received Breakthrough Therapy designation by the FDA for the potential treatment of patients with ROS1-positive non-small cell lung cancer (NSCLC). Occurring in approximately one percent of NSCLC cases, ROS1-positive NSCLC represents a particular molecular subgroup of NSCLC. Xalkori currently is approved in the U.S. for the treatment of patients with metastatic NSCLC whose tumors are anaplastic lymphoma kinase (ALK)-positive as detected by a FDA-approved test. Pfizer will work closely with the FDA on the development of Xalkori for ROS1-positive NSCLC and provide the information needed to support a potential regulatory submission.

Pipeline Developments
A comprehensive update of Pfizer's development pipeline was published today and is now available at www.pfizer.com/pipeline. It includes an overview of Pfizer's research and a list of compounds in development with targeted indication and phase of development, as well as mechanism of action for candidates from Phase 2 through registration.

▪
At ASCO 2015, Pfizer Oncology presented data showcasing the clinical progress of several marketed products and investigational compounds spanning multiple tumor types, including breast cancer, NSCLC and non-Hodgkin’s lymphoma (NHL). Pfizer abstracts included data for two investigational agents, highlighting the depth of Pfizer’s immunotherapy pipeline and heritage in lung cancer and personalized medicine: PF-05082566, a fully humanized monoclonal antibody that stimulates signaling through 4-1BB in patients with CD20+ NHL and the first ever clinical data for PF-06463922, a novel adenosine triphosphate competitive small molecule inhibitor of ALK/ROS1, in patients with advanced ALK+ or ROS1+ NSCLC. Pfizer also presented new analyses from the pivotal Phase 2 PALOMA-1 trial for Ibrance (palbociclib), providing additional data on patient subgroups of interest. The Merck KGaA-Pfizer Alliance also presented 10 abstracts on avelumab, providing the latest preliminary clinical results across various tumor types, including NSCLC and ovarian cancer.

▪
PF-06290510 (Staphylococcus aureus (S. aureus) vaccine candidate) -- In July 2015, Pfizer announced enrollment of the first patient in a Phase 2b clinical trial of its investigational S. aureus multi-antigen vaccine in adults undergoing elective spinal fusion surgery. The purpose of the study, named STRIVE (STaphylococcus aureus SuRgical Inpatient Vaccine Efficacy), is to evaluate the safety and efficacy of the vaccine to determine if it prevents postoperative invasive S. aureus infections in patients undergoing elective spinal surgery. The trial is expected to enroll approximately 2,600 patients with final results expected in 2017. PF-06290510 was granted Fast Track designation by the FDA in February 2014.

▪
PF-06425090 (Clostridium difficile (C. difficile) vaccine candidate) -- In November 2014, Pfizer disclosed that in a previous Phase 2 study, enrollment and vaccination of further subjects was halted due to several observed cases of severe local reactogenicity (redness). Pfizer has since identified a new path forward using an alternate formulation. In July 2015, Pfizer initiated a new Phase 2 study to evaluate the safety, tolerability and immunogenicity of its investigational C. difficile vaccine in healthy adults 65 to 85 years of age. The trial is expected to enroll approximately 850 patients with final results expected in 2017. PF-06425090 was granted Fast Track designation by the FDA in August 2014.

▪
Lipitor Over-the-Counter (OTC) -- A Phase 3 "actual use" trial intended to simulate the OTC use of Lipitor (atorvastatin calcium) 10 mg was completed in December 2014. The study did not meet its primary objectives of demonstrating patient compliance with the direction to check their low-density lipoprotein cholesterol (LDL-C) level and, after checking their LDL-C level, take appropriate action based on their test results. Based on dialogue with the FDA about the program and analysis of this data, the program was terminated.

▪
PF-06410293 -- In July 2015, Pfizer began dosing patients in a multinational Phase 3 clinical trial of PF-06410293, a potential biosimilar to Humira®(6) (adalimumab). The Phase 3 clinical trial will evaluate the efficacy, safety, and immunogenicity of PF-06410293 plus methotrexate and adalimumab sourced from the EU plus methotrexate in subjects with moderately to severely active rheumatoid arthritis who have had an inadequate response to methotrexate monotherapy.

▪
Rivipansel -- Pfizer announced in June 2015 that the first patient has been enrolled in the RESET (Rivipansel: Evaluating Safety, Efficacy and Time to Discharge) study, a Phase 3 clinical trial assessing the efficacy and safety of rivipansel for the treatment of vaso-occlusive crisis in hospitalized individuals with sickle cell disease who are six years of age or older. This multicenter, randomized, double-blind, placebo-controlled, parallel-group study is expected to enroll at least 350 people. Rivipansel has received Orphan Drug and Fast Track status from the FDA, and this study is being conducted under a Special Protocol Assessment, in agreement with the FDA.

▪
Avelumab (MSB0010718C) -- Merck KGaA and Pfizer announced in April 2015 the initiation and first patient treated in a Phase 3 study designed to assess the efficacy and safety of the investigational cancer immunotherapy avelumab, compared with docetaxel, in patients with stage IIIb/IV NSCLC who have experienced disease progression after receiving a prior platinum-containing doublet therapy. The Phase 3 study is an open-label, multicenter, 1:1 randomized clinical trial where patients with stage IIIb/IV NSCLC will receive either avelumab or docetaxel, regardless of programmed death-ligand 1 (PD-L1) status. Approximately 650 patients will participate across 290 sites in more than 30 countries in North America, South America, Asia, Africa and Europe. The study is part of the JAVELIN clinical trial program for avelumab.

▪
PF-06439535 -- In May 2015, Pfizer began dosing patients in a multinational Phase 3 clinical trial of PF-06439535, a potential biosimilar to Avastin®(7) (bevacizumab). The Phase 3 clinical trial will evaluate the efficacy and safety of PF-06439535 plus paclitaxel and carboplatin against Avastin sourced from the EU plus paclitaxel and carboplatin by comparing the best confirmed objective response rate by week 19 in first-line treatment for patients with advanced (unresectable, locally advanced, recurrent or metastatic) non-squamous NSCLC.

▪
Inotuzumab Ozogamicin -- Pfizer announced in April 2015 that the Phase 3 INO-VATE ALL study investigating the treatment of inotuzumab ozogamicin met the primary endpoint of complete response or complete response with incomplete blood count recovery (CR/CRi) demonstrating a higher complete hematologic remission rate in adult patients with relapsed or refractory CD22-positive acute lymphoblastic leukemia compared to that achieved with standard of care chemotherapy. Pfizer is discussing these data with the FDA and other regulatory agencies. Pfizer is continuing the study to allow for the data on OS, a separate primary endpoint, to mature.
Corporate Developments

▪
Pfizer announced in June 2015 that it has entered into an agreement with GlaxoSmithKline to acquire its quadrivalent meningitis ACWY vaccines, Nimenrix and Mencevax, for a total consideration of approximately $130 million (€115 million). This transaction will add two high-quality and complementary vaccines to Pfizer’s portfolio, allowing the company to reach a broader global population. This transaction is not expected to have any significant impact on Pfizer's 2015 financial performance. The transaction is subject to customary closing conditions as well as regulatory approvals in several markets, and is expected to close in the second half of 2015.

▪
Pfizer announced in May 2015 that it received a request for additional information from the U.S. Federal Trade Commission (FTC) with respect to its previously announced pending acquisition of Hospira. The request for information from the FTC, often referred to as a “second request,” was anticipated as part of the regulatory process under the Hart-Scott-Rodino Antitrust Improvements Act of 1976. Pfizer continues to work cooperatively and expeditiously with the FTC in connection with its review. The transaction is subject to customary closing conditions, including regulatory approvals in several jurisdictions. On May 13, 2015, Hospira shareholders voted in favor of the proposal to adopt the merger agreement, which was also a condition to closing the transaction. Pfizer and Hospira continue to expect the transaction to close in the second half of 2015.

▪
In April 2015, Pfizer acquired a minority equity interest in AM-Pharma B.V., a privately held Dutch biopharmaceutical company focused on the development of recombinant human Alkaline Phosphatase for inflammatory diseases, and secured an exclusive option to acquire the remaining equity in the company. Under the terms of the agreement, Pfizer paid $87.5 million for both the exclusive option and the minority equity interest and Pfizer may make additional payments of up to $512.5 million upon exercise of the option and potential launch of any product that may result from this investment.

For additional details, see the attached financial schedules, product revenue tables and disclosure notice.

(1)
Reported revenues is defined as revenues in accordance with U.S. generally accepted accounting principles (GAAP). Reported net income is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. Reported diluted earnings per share (EPS) is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(2)
Adjusted income and its components and Adjusted diluted EPS are defined as reported U.S. GAAP net income(1) and its components and reported diluted EPS(1) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted revenues, Adjusted cost of sales, Adjusted selling, informational and administrative (SI&A) expenses, Adjusted research and development (R&D) expenses and Adjusted other (income)/deductions are income statement line items prepared on the same basis as, and therefore components of, the overall Adjusted income measure. As described under Adjusted income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2015, management uses Adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP Reported to non-GAAP Adjusted information for the second quarter and first six months of 2015 and 2014, as well as reconciliations of full-year 2015 guidance for Adjusted income and Adjusted diluted EPS to full-year 2015 guidance for Reported net income(1) and Reported diluted EPS(1). The Adjusted income and its components and Adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(3)	The 2015 financial guidance reflects the following:

▪
Does not assume the completion of any business development transactions not completed as of June 28, 2015, including any one-time upfront payments associated with such transactions. 2015 financial guidance does not reflect any impact from the pending acquisition of Hospira. The transaction is expected to close during the second half of 2015.

▪	Excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of June 28, 2015.

▪
Exchange rates assumed are a blend of the actual exchange rates in effect through second-quarter 2015 and the mid-July 2015 exchange rates for the remainder of the year. Excludes the impact of a potential devaluation of the Venezuelan bolivar.

▪
Guidance for reported revenues(1) reflects the anticipated negative impact of $3.4 billion due to recent and expected generic competition for certain products that have recently lost or are anticipated to soon lose patent protection, partially offset by anticipated revenue growth from certain other products.

▪
Guidance for reported revenues(1) also reflects the anticipated negative impact of $3.3 billion as a result of unfavorable changes in essentially all foreign exchange rates relative to the U.S. dollar compared to foreign exchange rates from 2014. The anticipated negative impact on reported(1) and adjusted(2) diluted EPS resulting from unfavorable changes in foreign exchange rates compared to foreign exchange rates from 2014 is approximately $0.19.

▪
Guidance for the effective tax rate on adjusted income(2) does not assume the renewal of the U.S. R&D tax credit. The renewal of the R&D tax credit is not anticipated to have a material impact on the effective tax rate on adjusted income(2).

▪
Guidance for reported(1) and adjusted diluted EPS(2) assumes diluted weighted-average shares outstanding of approximately 6.25 billion shares, inclusive of share repurchases in 2015. Share repurchases in 2015 were composed of $1.0 billion of shares repurchased through January 30, 2015, a $5.0 billion accelerated share repurchase agreement executed in February 2015 and a $0.2 billion cash payment in July 2015 to satisfy the settlement terms of the accelerated share repurchase agreement. Pfizer elected to settle the terms of the accelerated share repurchase agreement with cash as opposed to the commensurate value in shares. Actual and projected dilution related to employee compensation programs is expected to partially offset these share repurchases.

▪
Reconciliation of the 2015 Adjusted income(2) and Adjusted diluted EPS(2) guidance to the 2015 Reported net income attributable to Pfizer Inc. and Reported diluted EPS attributable to Pfizer Inc. common shareholders guidance:

($ in billions, except per share amounts)
Income/(Expense)	Net Income	Diluted EPS
Adjusted income/diluted EPS(2) guidance	$12.6 - $13.0	$2.01 - $2.07
Purchase accounting impacts of transactions completed as of June 28, 2015	(2.6)	(0.41)
Restructuring and implementation costs	(0.7) - (0.9)	(0.11) - (0.14)
Business and legal entity alignment costs	(0.3)	(0.05)
Certain other items incurred through June 28, 2015	(0.2)	(0.03)
Reported net income attributable to Pfizer Inc./diluted EPS(1) guidance	$8.6 - $9.2	$1.38 - $1.47

(4)
For a description of the revenues in each business, see the “Our Strategy––Commercial Operations” sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2015.

(5)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis, Inc.

(6)	Humira® is a registered U.S. trademark of Abbvie Biotechnology Ltd.

(7)	Avastin® is a registered U.S. trademark of Genentech, Inc.

Contacts:	Media		Investors
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PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME(1)
(UNAUDITED)
(millions, except per common share data)

	Second-Quarter		% Incr. /	Six Months		% Incr. /
	2015	2014	(Decr.)	2015	2014	(Decr.)
Revenues	$11,853	$12,773	(7)	$22,717	$24,126	(6)
Costs and expenses:
Cost of sales(2)	2,180	2,462	(11)	4,018	4,507	(11)
Selling, informational and administrative expenses(2)	3,386	3,520	(4)	6,491	6,560	(1)
Research and development expenses(2)	1,734	1,759	(1)	3,620	3,382	7
Amortization of intangible assets(3)	872	1,001	(13)	1,811	2,118	(14)
Restructuring charges and certain acquisition-related costs	86	81	6	146	139	5
Other (income)/deductions––net(4)	55	(53)	*	9	570	(98)

Income from continuing operations before provision for taxes on income	3,539	4,003	(12)	6,621	6,850	(3)
Provision for taxes on income(5)	905	1,082	(16)	1,610	1,664	(3)
Income from continuing operations	2,635	2,921	(10)	5,011	5,186	(3)
Discontinued operations––net of tax	1	—	*	6	73	(92)
Net income before allocation to noncontrolling interests	2,635	2,921	(10)	5,017	5,259	(5)
Less: Net income attributable to noncontrolling interests	9	9	(5)	14	18	(21)
Net income attributable to Pfizer Inc.	$2,626	$2,912	(10)	$5,002	$5,241	(5)

Earnings per common share––basic:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.43	$0.46	(7)	$0.81	$0.81	—
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.43	$0.46	(7)	$0.81	$0.82	(1)

Earnings per common share––diluted:
Income from continuing operations attributable to Pfizer Inc. common shareholders	$0.42	$0.45	(7)	$0.80	$0.80	—
Discontinued operations––net of tax	—	—	—	—	0.01	(100)
Net income attributable to Pfizer Inc. common shareholders	$0.42	$0.45	(7)	$0.80	$0.81	(1)
Weighted-average shares used to calculate earnings per common share:
Basic	6,159	6,368		6,181	6,379
Diluted	6,243	6,444		6,267	6,460
*Calculation not meaningful.
See end of tables for notes (1) through (5).
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

(1)
The financial statements present the three and six months ended June 28, 2015 and June 29, 2014. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2015 and May 25, 2014.

The financial results for the three and six months ended June 28, 2015 are not necessarily indicative of the results that could be ultimately achieved for the full year.
Certain amounts in the consolidated statements of income and associated notes may not add due to rounding. All percentages have been calculated using unrounded amounts.

(2)	Exclusive of amortization of intangible assets, except as discussed in footnote (3) below.

(3)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets, as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate. Amortization of intangible assets decreased 13% compared to second-quarter 2014 and decreased 14% compared to the first six months of 2014, primarily due to assets that became fully amortized at the end of their estimated useful lives.

(4)	Other (income)/deductions––net includes the following:

	Second-Quarter		Six Months
(millions of dollars)	2015	2014	2015	2014
Interest income(a)	$(119)	$(104)	$(211)	$(196)
Interest expense(a)	278	343	587	664
Net interest expense	159	239	375	468
Royalty-related income	(257)	(239)	(479)	(487)
Certain legal matters, net(b)	99	(2)	99	692
Net gains on asset disposals(c)	(19)	(33)	(195)	(214)
Certain asset impairments(d)	25	—	25	115
Business and legal entity alignment costs(e)	63	39	164	67
Other, net	(15)	(57)	20	(71)
Other (income)/deductions––net	$55	$(53)	$9	$570

(a)
Interest income increased in the second quarter and first six months of 2015, primarily due to higher investment returns. Interest expense decreased in the second quarter and first six months of 2015, primarily due to lower interest rates on new fixed rate debt added in the second quarter of 2014 and the benefit of the effective conversion of some fixed-rate liabilities to floating-rate liabilities.

(b)
In the first six months of 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter.

(c)
In the first six months of 2015, primarily includes gains on sales/out-licensing of product and compound rights (approximately $69 million) and gains on sales of investments in equity securities (approximately $125 million). In the first six months of 2014, primarily includes gains on sales/out-licensing of product and compound rights (approximately $96 million) and gains on sales of investments in equity securities (approximately $98 million).

(d)	In the first six months of 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis.

(e)
In the second quarter and first six months of 2015 and 2014, represents expenses for planning and implementing changes to our infrastructure to align our operations and reporting for our business segments established in 2014.

(5)
The decrease in the effective tax rate for the second quarter of 2015 compared to the second quarter of 2014 was primarily due to the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business partially offset by a decline in tax benefits associated with the resolution of certain tax

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

positions pertaining to prior years, with various foreign tax authorities, and the expiration of certain statutes of limitations.
The effective tax rate for the first six months of 2015 was comparable to the first six months of 2014, primarily reflecting the favorable change in the jurisdictional mix of earnings as a result of operating fluctuations in the normal course of business offset by a decline in tax benefits associated with the resolution of certain tax positions pertaining to prior years, primarily with various foreign tax authorities, and the expiration of certain statutes of limitations.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$11,853	$—	$—	$—	$—	$11,853
Cost of sales(6)	2,180	(1)	(17)	—	(39)	2,123
Selling, informational and administrative expenses(6)	3,386	1	—	—	(15)	3,372
Research and development expenses(6)	1,734	2	—	—	(4)	1,732
Amortization of intangible assets(7)	872	(839)	—	—	—	33
Restructuring charges and certain acquisition-related costs	86	—	(51)	—	(35)	—
Other (income)/deductions––net	55	3	—	—	(211)	(153)
Income from continuing operations before provision for taxes on income	3,539	835	68	—	305	4,747
Provision for taxes on income	905	238	18	—	52	1,213
Income from continuing operations	2,635	597	50	—	252	3,534
Discontinued operations––net of tax	1	—	—	(1)	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,626	597	50	(1)	252	3,525
Earnings per common share attributable to Pfizer Inc.––diluted	0.42	0.10	0.01	—	0.04	0.56

	Six Months Ended June 28, 2015
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$22,717	$—	$—	$—	$—	$22,717
Cost of sales(6)	4,018	(3)	(26)	—	(60)	3,930
Selling, informational and administrative expenses(6)	6,491	1	—	—	(43)	6,449
Research and development expenses(6)	3,620	3	—	—	(14)	3,609
Amortization of intangible assets(7)	1,811	(1,745)	—	—	—	67
Restructuring charges and certain acquisition-related costs	146	—	(65)	—	(81)	—
Other (income)/deductions––net	9	5	—	—	(335)	(320)
Income from continuing operations before provision for taxes on income	6,621	1,738	91	—	532	8,982
Provision for taxes on income	1,610	499	24	—	113	2,247
Income from continuing operations	5,011	1,239	67	—	419	6,736
Discontinued operations––net of tax	6	—	—	(6)	—	—
Net income attributable to noncontrolling interests	14	—	—	—	—	14
Net income attributable to Pfizer Inc.	5,002	1,239	67	(6)	419	6,721
Earnings per common share attributable to Pfizer Inc.––diluted	0.80	0.20	0.01	—	0.07	1.07
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION(1)
CERTAIN LINE ITEMS
(UNAUDITED)
(millions of dollars, except per common share data)

	Second-Quarter 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$12,773	$—	$—	$—	$(71)	$12,702
Cost of sales(6)	2,462	14	(16)	—	(140)	2,320
Selling, informational and administrative expenses(6)	3,520	4	—	—	(38)	3,486
Research and development expenses(6)	1,759	—	—	—	(45)	1,714
Amortization of intangible assets(7)	1,001	(961)	—	—	—	40
Restructuring charges and certain acquisition-related costs	81	—	(31)	—	(50)	—
Other (income)/deductions––net	(53)	(6)	—	—	(36)	(95)
Income from continuing operations before provision for taxes on income	4,003	949	47	—	238	5,237
Provision for taxes on income	1,082	254	49	—	74	1,459
Income from continuing operations	2,921	695	(2)	—	164	3,778
Discontinued operations––net of tax	—	—	—	—	—	—
Net income attributable to noncontrolling interests	9	—	—	—	—	9
Net income attributable to Pfizer Inc.	2,912	695	(2)	—	164	3,769
Earnings per common share attributable to Pfizer Inc.––diluted	0.45	0.11	—	—	0.03	0.58

	Six Months Ended June 29, 2014
	GAAP Reported(2)	Purchase Accounting Adjustments	Acquisition-Related Costs(3)	Discontinued Operations	Certain Significant Items(4)	Non-GAAP Adjusted(5)
Revenues	$24,126	$—	$—	$—	$(128)	$23,998
Cost of sales(6)	4,507	83	(22)	—	(262)	4,306
Selling, informational and administrative expenses(6)	6,560	4	—	—	(58)	6,506
Research and development expenses(6)	3,382	—	—	—	(56)	3,326
Amortization of intangible assets(7)	2,118	(2,037)	—	—	—	81
Restructuring charges and certain acquisition-related costs	139	—	(55)	—	(84)	—
Other (income)/deductions––net	570	(7)	—	—	(922)	(359)
Income from continuing operations before provision for taxes on income	6,850	1,957	77	—	1,254	10,138
Provision for taxes on income	1,664	542	58	—	422	2,686
Income from continuing operations	5,186	1,415	19	—	832	7,452
Discontinued operations––net of tax	73	—	—	(73)	—	—
Net income attributable to noncontrolling interests	18	—	—	—	—	18
Net income attributable to Pfizer Inc.	5,241	1,415	19	(73)	832	7,434
Earnings per common share attributable to Pfizer Inc.––diluted	0.81	0.22	—	(0.01)	0.13	1.15
See end of tables for notes (1) through (7).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(1)	Certain amounts in the reconciliation of GAAP reported to Non-GAAP adjusted information and associated notes may not add due to rounding.

(2)
The financial statements present the three and six months ended June 28, 2015 and June 29, 2014. Subsidiaries operating outside the U.S. are included for the three and six months ended May 24, 2015 and May 25, 2014.

(3)	Acquisition-related costs include the following:

	Second-Quarter		Six Months
(millions of dollars)	2015	2014	2015	2014
Restructuring charges(a)	$8	$16	$5	$22
Transaction costs(a)	1	—	6	—
Pre-integration/integration costs(a)	42	15	54	33
Additional depreciation––asset restructuring(b)	17	16	26	22
Total acquisition-related costs––pre-tax	68	47	91	77
Income taxes(c)	(18)	(49)	(24)	(58)
Total acquisition-related costs––net of tax	$50	$(2)	$67	$19

(a)
Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations. Transaction costs represent external costs directly related to acquired businesses and primarily include expenditures for banking, legal, accounting and other similar services. Pre-integration costs represent external, incremental costs directly related to our pending acquisition with Hospira. Integration costs represent external, incremental costs directly related to integrating acquired businesses, and primarily include expenditures for consulting and the integration of systems and processes. All of these costs and charges are included in Restructuring charges and certain acquisition-related costs.

(b)
Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales for both the second quarter and first six months of 2015 and 2014.

(c)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate. In the second quarter and first six months of 2014, also includes the favorable impact of the remeasurement of certain deferred tax liabilities resulting from plant network restructuring activities.

(4)	Certain significant items include the following:

	Second-Quarter		Six Months
(millions of dollars)	2015	2014	2015	2014
Restructuring charges(a)	$35	$50	$81	$84
Implementation costs and additional depreciation––asset restructuring(b)	56	162	114	262
Certain legal matters, net(c)	92	4	92	698
Certain asset impairments(d)	—	—	—	114
Business and legal entity alignment costs(e)	63	39	164	67
Other(f)	58	(17)	81	29
Total certain significant items––pre-tax	305	238	532	1,254
Income taxes(g)	(52)	(74)	(113)	(422)
Total certain significant items––net of tax	$252	$164	$419	$832

(a)	Relates to our cost-reduction and productivity initiatives. Included in Restructuring charges and certain acquisition-related costs.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO RECONCILIATION OF GAAP REPORTED TO NON-GAAP ADJUSTED INFORMATION
CERTAIN LINE ITEMS
(UNAUDITED)

(b)
Relates to our cost-reduction and productivity initiatives. Virtually all included in Cost of sales ($39 million), Selling, informational and administrative expenses ($13 million) and Research and development expenses ($4 million) for second-quarter 2015. Virtually all included in Cost of sales ($61 million), Selling, informational and administrative expenses ($39 million), and Research and development expenses ($14 million) for the six months ended June 28, 2015. Included in Cost of sales ($78 million), Selling, informational and administrative expenses ($39 million) and Research and development expenses ($45 million) for second-quarter 2014. Included in Cost of sales ($152 million), Selling, informational and administrative expenses ($54 million) and Research and development expenses ($56 million) for the six months ended June 29, 2014.

(c)
Included in Other (income)/deductions––net. In the first six months of 2014, primarily includes approximately $620 million for Neurontin-related matters (including off-label promotion actions and antitrust actions) and approximately $55 million for an Effexor-related matter.

(d)	Included in Other (income)/deductions––net. In the first six months of 2014, virtually all relates to an in-process research and development (IPR&D) compound for the treatment of skin fibrosis.

(e)
Included in Other (income)/deductions––net. In the second quarter and first six months of 2015 and 2014, represents expenses for planning and implementing changes to our infrastructure to align our operations and reporting for our business segments established in 2014.

(f)
Includes, among other things, income associated with the transitional manufacturing and supply agreements with Zoetis that are primarily included in Revenues ($71 million) and Cost of sales ($60 million) for the second quarter of 2014 and in Revenues ($128 million) and Cost of sales ($110 million) for the first six months of 2014. Virtually all other items are included in Other (income)/deductions––net for the second quarter and first six months of 2014 and 2015.

(g)
Included in Provision for taxes on income. Income taxes includes the tax effect of the associated pre-tax amounts, calculated by determining the jurisdictional location of the pre-tax amounts and applying that jurisdiction’s applicable tax rate.

(5)
Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS. Despite the importance of these measures to management in goal setting and performance measurement, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are Non-GAAP financial measures that have no standardized meaning prescribed by U.S. GAAP and, therefore, have limits in their usefulness to investors. Because of the non-standardized definitions, Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS (unlike U.S. GAAP net income and its components and diluted EPS) may not be comparable to the calculation of similar measures of other companies. Non-GAAP Adjusted income and its components and Non-GAAP Adjusted diluted EPS are presented solely to permit investors to more fully understand how management assesses performance.

(6)	Exclusive of amortization of intangible assets, except as discussed in footnote (7) below.

(7)
Amortization expense related to finite-lived acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute products, compounds and intellectual property is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses and/or Research and development expenses, as appropriate.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Second-Quarter 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,497	$3,133	$6,630	$5,090	$133	$11,853	$—	$11,853
Cost of sales	385	552	937	942	243	2,123	58	2,180
Selling, informational and administrative expenses	920	699	1,619	840	913	3,372	15	3,386
Research and development expenses	442	204	646	151	935	1,732	2	1,734
Amortization of intangible assets	11	12	23	10	—	33	839	872
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	86	86
Other (income)/deductions––net	(274)	(12)	(286)	(30)	163	(153)	209	55
Income from continuing operations before provision for taxes on income	2,013	1,678	3,691	3,177	(2,121)	4,747	(1,208)	3,539

	Six Months Ended June 28, 2015
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$6,572	$5,796	$12,368	$10,104	$244	$22,717	$—	$22,717
Cost of sales	727	976	1,703	1,859	367	3,930	89	4,018
Selling, informational and administrative expenses	1,728	1,294	3,021	1,544	1,884	6,449	42	6,491
Research and development expenses	1,064	398	1,462	285	1,862	3,609	10	3,620
Amortization of intangible assets	23	24	47	20	—	67	1,745	1,811
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	146	146
Other (income)/deductions––net	(494)	(37)	(531)	(37)	249	(320)	329	9
Income from continuing operations before provision for taxes on income	3,524	3,143	6,666	6,433	(4,117)	8,982	(2,361)	6,621
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
OPERATING SEGMENT INFORMATION(1)
(UNAUDITED)
(millions of dollars)

	Second-Quarter 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$3,547	$2,579	$6,126	$6,513	$63	$12,702	$71	$12,773
Cost of sales	475	519	994	1,169	157	2,320	142	2,462
Selling, informational and administrative expenses	929	656	1,585	1,028	873	3,486	34	3,520
Research and development expenses	372	251	623	151	940	1,714	45	1,759
Amortization of intangible assets	11	5	16	25	(1)	40	961	1,001
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	81	81
Other (income)/deductions––net	(249)	(9)	(258)	(36)	199	(95)	42	(53)
Income from continuing operations before provision for taxes on income	2,009	1,157	3,166	4,176	(2,105)	5,237	(1,234)	4,003

	Six Months Ended June 29, 2014
	GIP(2)	VOC(2)	Total Innovative Products(3)	Established Products (GEP)(2)	Other(4)	Non-GAAP Adjusted(5)	Reconciling Items(6)	GAAP Reported
Revenues	$6,623	$4,753	$11,376	$12,503	$119	$23,998	$128	$24,126
Cost of sales	890	928	1,818	2,194	294	4,306	201	4,507
Selling, informational and administrative expenses	1,694	1,187	2,881	1,865	1,760	6,506	54	6,560
Research and development expenses	766	435	1,201	289	1,836	3,326	56	3,382
Amortization of intangible assets	22	9	31	50	—	81	2,037	2,118
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—	139	139
Other (income)/deductions––net	(525)	(20)	(545)	(120)	306	(359)	929	570
Income from continuing operations before provision for taxes on income	3,776	2,214	5,990	8,225	(4,077)	10,138	(3,288)	6,850
See end of tables for notes (1) through (6).
Amounts may not add due to rounding.

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

(1)	Certain amounts in the operating segment information and associated notes may not add due to rounding.

(2)
Amounts represent the revenues and costs managed by each of our operating segments: the Global Innovative Pharmaceutical segment (GIP); the Global Vaccines, Oncology and Consumer Healthcare segment (VOC); and the Global Established Pharmaceutical segment (GEP). The expenses generally include only those costs directly attributable to the operating segment. For a description of each operating segment, see the "Our Strategy––Commercial Operations" sub-section in the Overview of Our Performance, Operating Environment, Strategy and Outlook section of Pfizer's Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2015.

The second quarter of 2015 reflects the following, as compared to the second quarter of 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange, a decrease in royalty expense and an increase in alliance revenues, which have no associated cost of sales. The decrease in Cost of sales is primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expense. The decrease in Selling, informational and administrative expenses reflects favorable foreign exchange, largely offset by additional investment in recently launched products and certain in-line products. The increase in Research and development expenses primarily reflects investment in the late-stage pipeline, primarily bococizumab, partially offset by lower clinical trial expenses as a result of the completion of postmarketing commitments for certain in-line products.

•
VOC––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange, manufacturing efficiencies and a favorable change in product mix; the increase in Cost of sales is primarily due to an increase in sales volumes, including as a result of the acquisition of Baxter’s portfolio of marketed vaccines in Europe, largely offset by favorable foreign exchange and manufacturing efficiencies; the increase in Selling, informational and administrative expenses is primarily driven by promotional expenses for Prevnar 13 in adults in the U.S., as well as the launch expenses for Ibrance (palbociclib) in the U.S., partially offset by favorable foreign exchange; and the decrease in Research and development expenses primarily reflects lower clinical trial spend for Trumenba, Prevnar 13 adult and certain oncology products, partially offset by increased costs associated with our vaccine and oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA.

•
GEP––The increase in Cost of sales as a percentage of Revenues is primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix, partially offset by favorable foreign exchange. The decrease in Cost of sales is primarily driven by favorable foreign exchange, lower volumes due to products losing exclusivity, and, to a lesser extent, a decrease in royalty expense. The decrease in Selling, informational and administrative expenses is primarily due to lower field force, advertising and promotional expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange. Research and development expenses were largely unchanged reflecting increased investment in biosimilar and sterile injectable development programs, offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq.

The first six months of 2015 reflects the following, as compared to the first six months of 2014:

•
GIP––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange, an increase in alliance revenues, which have no associated cost of sales, and a decrease in royalty expense. The decrease in Cost of sales is primarily driven by favorable foreign exchange and, to a lesser extent, a decrease in royalty expenses. The increase in Selling, informational and administrative expenses reflects additional investment in recently launched products and certain in-line products, partially offset by favorable foreign exchange. The increase in Research and development expenses primarily reflects the $295 million upfront payment to OPKO Health, Inc., and investment in the late-stage pipeline, primarily bococizumab, partially offset by lower clinical trial expenses as a result of the completion of postmarketing commitments for certain in-line products.

•
VOC––The decrease in Cost of sales as a percentage of Revenues is primarily driven by favorable foreign exchange, manufacturing efficiencies and a favorable change in product mix; the increase in Cost of sales is primarily due to an increase in sales volumes, including as a result of the acquisition of Baxter’s portfolio of marketed vaccines in Europe, largely offset by favorable foreign exchange and manufacturing efficiencies; the increase in Selling, informational and administrative expenses is primarily driven by promotional expenses for Prevnar 13 in adults in the U.S., as well as the launch expenses for Ibrance and Trumenba in the U.S., partially offset by favorable foreign exchange; and the decrease in Research and development expenses primarily reflects lower clinical trial spend for Trumenba, Prevnar 13 adult and certain oncology products, partially offset by increased costs associated with our vaccine and oncology programs, primarily our anti-PD-L1 alliance with Merck KGaA.

•
GEP––The increase in Cost of sales as a percentage of Revenues is primarily due to the impact of losses of exclusivity resulting in an unfavorable change in product mix, partially offset by favorable foreign exchange. The decrease in Cost of sales is primarily driven by favorable foreign exchange and lower volumes as a result of products losing exclusivity. The decrease in Selling, informational and administrative expenses is primarily due to lower field force, advertising and

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

promotional expenses, reflecting the benefits of cost-reduction and productivity initiatives, and the favorable impact of foreign exchange, partially offset by a higher cost for the Branded Prescription Drug Fee compared to the prior year. Research and development expenses were largely unchanged reflecting increased investment in biosimilar and sterile injectable development programs, offset by lower clinical trial expenses related to postmarketing commitments, primarily for Celebrex and Pristiq; and the unfavorable change in Other (income)/deductions––net primarily reflects the non-recurrence of prior year gains on the sale of product rights.

(3)	Total Innovative Products represents the sum of the GIP and VOC segments.

(4)	Other comprises the revenues and costs included in our Adjusted income components(5) that are managed outside of our three operating segments and includes the following:

	Second-Quarter 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$133	$—	$—	$—	$—	$133
Cost of sales	99	—	—	25	118	243
Selling, informational and administrative expenses	3	—	28	871	11	913
Research and development expenses	1	689	7	231	8	935
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(1)	(15)	—	159	19	163
Income from continuing operations before provision for taxes on income	$30	$(674)	$(35)	$(1,286)	$(156)	$(2,121)

	Six Months Ended June 28, 2015
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$244	$—	$—	$—	$—	$244
Cost of sales	185	—	—	48	134	367
Selling, informational and administrative expenses	6	—	54	1,807	17	1,884
Research and development expenses	1	1,377	13	460	11	1,862
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	(1)	(44)	—	257	36	249
Income from continuing operations before provision for taxes on income	$52	$(1,333)	$(66)	$(2,573)	$(197)	$(4,117)

	Second-Quarter 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$63	$—	$—	$—	$—	$63
Cost of sales	41	—	—	40	76	157
Selling, informational and administrative expenses	4	—	29	832	8	873
Research and development expenses	—	719	7	207	7	940
Amortization of intangible assets	(1)	—	—	—	—	(1)
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(23)	—	208	14	199
Income from continuing operations before provision for taxes on income	$19	$(696)	$(36)	$(1,287)	$(105)	$(2,105)

PFIZER INC. AND SUBSIDIARY COMPANIES
NOTES TO OPERATING SEGMENT INFORMATION
(UNAUDITED)

	Six Months Ended June 29, 2014
	Other Business Activities
(IN MILLIONS)	PCS(a)	WRD(b), (f)	Medical(c), (f)	Corporate(d), (f)	Other Unallocated(e), (f)	Total
Revenues	$119	$—	$—	$—	$—	$119
Cost of sales	77	—	—	51	166	294
Selling, informational and administrative expenses	7	—	53	1,683	17	1,760
Research and development expenses	1	1,382	13	427	13	1,836
Amortization of intangible assets	—	—	—	—	—	—
Restructuring charges and certain acquisition-related costs	—	—	—	—	—	—
Other (income)/deductions––net	—	(34)	—	326	14	306
Income from continuing operations before provision for taxes on income	$34	$(1,348)	$(66)	$(2,487)	$(210)	$(4,077)

(a)
PCS––the revenues and costs of Pfizer CentreSource (PCS), our contract manufacturing and bulk pharmaceutical chemical sales operation. In the second quarter and first six months of 2015, PCS revenues also include revenues related to our transitional manufacturing and supply agreements with Zoetis.

(b)
WRD––the research and development expenses managed by our Worldwide Research and Development organization (WRD), which is generally responsible for research projects until proof-of-concept is achieved and then for transitioning those projects to the appropriate operating segment for possible clinical and commercial development. This organization also has responsibility for certain science-based and other platform-services organizations, which provide technical expertise and other services to the various R&D projects. WRD is also responsible for facilitating all regulatory submissions and interactions with regulatory agencies, including all safety-event activities.

(c)
Medical––the costs associated with our Pfizer Medical organization (Medical), which is responsible for the provision of medical information to healthcare providers, patients and other parties, transparency and disclosure activities, clinical trial results publication, grants for healthcare quality improvement and medical education, partnerships with global public health and medical associations, regulatory inspection readiness reviews, internal audits of Pfizer-sponsored clinical trials and internal regulatory compliance processes.

(d)
Corporate––the costs associated with Corporate, representing platform functions (such as worldwide technology, global real estate operations, legal, finance, human resources, worldwide public affairs, compliance, and worldwide procurement) and certain compensation and other corporate costs, such as interest income and expense, and gains and losses on investments.

(e)	Other Unallocated––other unallocated costs, representing overhead expenses associated with our manufacturing and commercial operations not directly attributable to an operating segment.

(f)
See the "Analysis of Operating Segment Information" section of Pfizer's 2014 Financial Report, which was filed as Exhibit 13 to Pfizer's Annual Report on Form 10-K for the fiscal year ended December 31, 2014, for certain qualitative information about our Other costs. This information will be provided on an annual basis.

(5)
These “Adjusted Income” components are defined as the corresponding reported U.S. GAAP components, excluding purchase accounting adjustments, acquisition-related costs and certain significant items. Adjusted Revenues, Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses, Adjusted Amortization of Intangible Assets and Adjusted Other (Income)/Deductions––Net are income statement line items prepared on the same basis as, and therefore components of, the overall adjusted income measure. As described in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations––Adjusted Income” section of Pfizer’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2015, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2015 and 2014. The adjusted income component measures are not, and should not be viewed as, substitutes for the U.S. GAAP component measures.

(6)
Includes costs associated with (i) purchase accounting adjustments; (ii) acquisition-related costs; and (iii) certain significant items, which are substantive, unusual items that are evaluated on an individual basis by management. See the accompanying reconciliations of certain GAAP reported to non-GAAP adjusted information for the second quarter and first six months of 2015 and 2014.

PFIZER INC.
REVENUES
SECOND-QUARTER 2015 and 2014
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$11,853	$12,773	(7%)	1%	$4,994	$4,906	2%	$6,859	$7,867	(13%)	—
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$10,880	$11,727	(7%)	1%	$4,513	$4,406	2%	$6,367	$7,321	(13%)	—
Prevnar family(c)	V	1,503	1,097	37%	43%	880	469	87%	622	628	(1%)	10%
Lyrica(d)	GEP/GIP	1,219	1,315	(7%)	1%	651	601	8%	568	714	(20%)	(5%)
Enbrel (Outside the U.S. and Canada)	GIP	822	977	(16%)	2%	—	—	—	822	977	(16%)	2%
Lipitor	GEP	509	543	(6%)	(1%)	40	96	(58%)	469	447	5%	11%
Viagra(e)	GEP/GIP	448	427	5%	8%	326	287	14%	122	140	(13%)	(5%)
Sutent	O	294	310	(5%)	7%	98	93	5%	195	217	(10%)	8%
Zyvox	GEP	259	348	(26%)	(17%)	87	172	(50%)	172	176	(2%)	15%
Norvasc	GEP	251	282	(11%)	(4%)	9	10	(14%)	242	272	(11%)	(3%)
Premarin family	GEP	259	274	(5%)	(4%)	242	252	(4%)	17	22	(21%)	(10%)
Celebrex	GEP	224	762	(71%)	(68%)	58	520	(89%)	166	242	(31%)	(23%)
BeneFIX	GIP	193	227	(15%)	(7%)	87	115	(24%)	106	112	(5%)	11%
Vfend	GEP	162	221	(27%)	(14%)	7	11	(36%)	156	210	(26%)	(13%)
Pristiq	GEP	177	198	(11%)	(7%)	137	149	(8%)	40	49	(18%)	(2%)
Chantix/Champix	GIP	173	170	2%	8%	106	99	7%	68	71	(5%)	10%
Genotropin	GIP	167	194	(14%)	(3%)	50	56	(11%)	117	138	(15%)	1%
Refacto AF/Xyntha	GIP	142	171	(17%)	(5%)	35	37	(8%)	106	134	(20%)	(4%)
Xalkori	O	119	108	10%	19%	60	47	29%	58	61	(4%)	12%
Xeljanz	GIP	128	68	87%	89%	116	65	78%	12	3	*	*
Medrol	GEP	113	115	(1%)	6%	54	43	27%	59	72	(18%)	(6%)
Inlyta	O	111	101	10%	21%	54	45	21%	57	56	2%	21%
Xalatan/Xalacom	GEP	99	128	(23%)	(9%)	5	5	(13%)	94	123	(24%)	(9%)
Zoloft	GEP	93	104	(11%)	—	17	13	26%	76	91	(17%)	(4%)
Sulperazon	GEP	80	92	(12%)	(11%)	—	—	—	80	92	(100%)	(11%)
Ibrance	O	140	—	*	*	140	—	*	—	—	—	—
Relpax	GEP	82	98	(16%)	(11%)	57	66	(13%)	25	32	(21%)	(5%)
Fragmin	GEP	88	95	(7%)	7%	8	3	*	80	92	(12%)	3%
EpiPen	GEP	85	89	(5%)	(3%)	70	76	(8%)	15	13	9%	23%
Zithromax/Zmax	GEP	68	76	(10%)	(1%)	(1)	4	*	69	72	(3%)	7%
Tygacil	GEP	77	82	(7%)	1%	28	28	—	49	54	(10%)	2%
Effexor	GEP	74	96	(23%)	(15%)	27	36	(23%)	47	60	(22%)	(11%)
Toviaz	GIP	71	79	(10%)	(1%)	33	36	(9%)	38	43	(12%)	5%
Revatio	GEP	65	68	(5%)	10%	19	13	46%	46	55	(17%)	1%
BMP2	GIP	75	51	47%	47%	75	51	47%	—	—	—	—
Xanax/Xanax XR	GEP	54	68	(19%)	(5%)	11	11	2%	44	57	(23%)	(7%)
Cardura	GEP	55	68	(20%)	(8%)	1	1	(4%)	54	67	(21%)	(8%)
Rapamune	GIP	53	87	(39%)	(34%)	27	56	(52%)	26	31	(16%)	(2%)
Unasyn	GEP	50	54	(6%)	5%	3	—	*	48	54	(11%)	1%
Somavert	GIP	55	59	(6%)	9%	17	14	21%	38	45	(15%)	5%
Neurontin	GEP	48	58	(18%)	(10%)	12	11	1%	36	47	(23%)	(12%)
Depo-Provera	GEP	51	40	27%	33%	17	7	*	34	33	5%	13%
FSME-IMMUN/TicoVac	V	56	—	*	*	—	—	—	56	—	*	*
Alliance revenues(f)	GEP/GIP	311	235	32%	41%	212	178	19%	99	57	71%	*
All other biopharmaceutical(g)	GIP/GEP/V/O	1,780	2,092	(15%)	(7%)	639	630	2%	1,140	1,462	(22%)	(10%)
All other GIP(g)	GIP	87	131	(34%)	(29%)	38	45	(15%)	49	86	(43%)	(37%)
All other GEP(g)	GEP	1,623	1,910	(15%)	(7%)	564	552	3%	1,058	1,358	(22%)	(10%)
All other V/O(g)	V/O	70	51	37%	53%	37	33	16%	33	18	71%	*
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$840	$912	(8%)	(2%)	$423	$449	(6%)	$417	$463	(10%)	2%
OTHER(h)		$133	$134	—	2%	$58	$51	15%	$75	$83	(10%)	(5%)
See end of tables for notes (a) through (h).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SECOND-QUARTER 2015 and 2014
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(i)				DEVELOPED REST OF WORLD(j)				EMERGING MARKETS(k)
		2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$2,380	$3,008	(21%)	(3%)	$1,558	$1,861	(16%)	(3%)	$2,921	$2,998	(3%)	6%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$2,226	$2,823	(21%)	(3%)	$1,486	$1,771	(16%)	(3%)	$2,654	$2,727	(3%)	6%
Prevnar family(c)	V	159	189	(15%)	4%	104	120	(13%)	—	358	319	12%	18%
Lyrica(d)	GEP/GIP	274	415	(34%)	(20%)	179	185	(3%)	12%	115	114	2%	18%
Enbrel (Outside Canada)	GIP	523	632	(17%)	2%	106	117	(9%)	6%	193	228	(16%)	(1%)
Lipitor	GEP	54	79	(31%)	(15%)	65	90	(28%)	(19%)	350	278	26%	29%
Viagra(l)	GEP/GIP	13	20	(31%)	(15%)	18	34	(47%)	(40%)	90	86	4%	12%
Sutent	O	93	105	(11%)	10%	30	34	(14%)	(2%)	73	78	(6%)	11%
Zyvox	GEP	80	89	(10%)	12%	24	31	(22%)	(9%)	68	56	20%	34%
Norvasc	GEP	18	23	(21%)	(1%)	69	96	(27%)	(17%)	154	153	1%	5%
Premarin family	GEP	2	2	(21%)	(9%)	7	9	(19%)	(6%)	9	11	(24%)	(13%)
Celebrex	GEP	11	37	(71%)	(64%)	73	110	(34%)	(24%)	82	95	(13%)	(5%)
BeneFIX	GIP	64	69	(8%)	11%	31	38	(16%)	(5%)	11	5	*	*
Vfend	GEP	67	77	(13%)	8%	30	36	(19%)	(5%)	59	97	(39%)	(31%)
Pristiq	GEP	4	3	31%	65%	22	28	(19%)	(6%)	13	18	(24%)	(8%)
Chantix/Champix	GIP	20	23	(15%)	—	32	37	(11%)	1%	15	11	38%	58%
Genotropin	GIP	51	64	(20%)	(1%)	39	46	(15%)	(1%)	26	28	(5%)	8%
Refacto AF/Xyntha	GIP	80	99	(19%)	(1%)	11	17	(30%)	(20%)	15	18	(18%)	(10%)
Xalkori	O	29	28	4%	29%	10	17	(42%)	(34%)	19	16	22%	29%
Xeljanz	GIP	3	1	*	*	4	2	*	*	5	—	*	*
Medrol	GEP	21	25	(17%)	2%	7	9	(23%)	(11%)	31	38	(17%)	(10%)
Inlyta	O	28	26	7%	31%	21	25	(13%)	2%	7	5	41%	64%
Xalatan/Xalacom	GEP	23	32	(29%)	(12%)	41	50	(18%)	(5%)	30	41	(26%)	(11%)
Zoloft	GEP	8	14	(44%)	(30%)	40	48	(17%)	(3%)	28	29	(2%)	8%
Sulperazon	GEP	—	—	—	—	4	5	(25%)	(13%)	76	87	(11%)	(10%)
Ibrance	O	—	—	—	—	—	—	—	—	—	—	—	—
Relpax	GEP	12	17	(25%)	(7%)	10	11	(13%)	1%	3	4	(28%)	(14%)
Fragmin	GEP	46	53	(14%)	2%	21	23	(7%)	5%	14	16	(15%)	2%
EpiPen	GEP	—	—	—	—	15	13	9%	23%	—	—	—	—
Zithromax/Zmax	GEP	10	15	(33%)	(17%)	15	18	(15%)	(1%)	44	39	14%	19%
Tygacil	GEP	13	19	(30%)	(13%)	2	2	(14%)	(8%)	34	33	2%	11%
Effexor	GEP	16	24	(33%)	(17%)	8	12	(32%)	(23%)	22	24	(7%)	1%
Toviaz	GIP	17	24	(27%)	(11%)	17	15	13%	30%	3	4	(14%)	4%
Revatio	GEP	29	37	(20%)	(1%)	9	12	(22%)	(9%)	7	6	8%	33%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Xanax/Xanax XR	GEP	20	23	(16%)	6%	6	7	(22%)	(10%)	18	27	(30%)	(17%)
Cardura	GEP	16	20	(20%)	(2%)	14	21	(34%)	(23%)	23	26	(11%)	(2%)
Rapamune	GIP	10	12	(18%)	1%	4	4	(17%)	(6%)	12	15	(14%)	(4%)
Unasyn	GEP	8	11	(21%)	(1%)	14	16	(12%)	3%	26	27	(6%)	1%
Somavert	GIP	30	37	(17%)	3%	4	5	(8%)	5%	4	3	(2%)	17%
Neurontin	GEP	11	15	(26%)	(10%)	8	9	(11%)	(2%)	17	23	(26%)	(18%)
Depo-Provera	GEP	6	7	(10%)	2%	3	4	(28%)	(18%)	25	22	16%	22%
FSME-IMMUN/TicoVac	V	44	—	*	*	—	—	—	—	12	—	*	*
Alliance revenues(m)	GEP/GIP	57	33	75%	*	37	18	*	*	4	6	(43%)	(22%)
All other biopharmaceutical(g)	GIP/GEP/V/O	252	424	(40%)	(25%)	332	397	(17%)	(4%)	556	641	(13%)	(5%)
OTHER REVENUES - INTERNATIONAL		$154	$185	(17%)	(1%)	$72	$90	(21%)	(12%)	$266	$271	(1%)	6%
See end of tables for notes (b), (c), (d), (g) and (i) through (m).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
REVENUES
SIX MONTHS 2015 and 2014
(UNAUDITED)
(millions of dollars)

		WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(a)
		2015	2014	% Change		2015	2014	% Change	2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	ALL	$22,717	$24,126	(6%)	2%	$9,428	$9,181	3%	$13,289	$14,945	(11%)	1%
BIOPHARMACEUTICAL REVENUES:	GEP/GIP/V/O	$20,824	$22,206	(6%)	1%	$8,494	$8,293	2%	$12,331	$13,913	(11%)	1%
Prevnar family(c)	V	2,808	2,024	39%	45%	1,727	940	84%	1,081	1,084	—	12%
Lyrica(d)	GEP/GIP	2,406	2,465	(2%)	5%	1,272	1,115	14%	1,134	1,350	(16%)	(2%)
Enbrel (Outside the U.S. and Canada)	GIP	1,581	1,891	(16%)	(2%)	—	—	—	1,581	1,891	(16%)	(2%)
Lipitor	GEP	950	1,000	(5%)	1%	79	146	(45%)	870	854	2%	8%
Viagra(e)	GEP/GIP	843	801	5%	9%	605	528	15%	238	273	(13%)	(3%)
Sutent	O	536	578	(7%)	4%	171	171	—	365	407	(10%)	5%
Zyvox	GEP	530	669	(21%)	(13%)	206	337	(39%)	324	332	(2%)	13%
Norvasc	GEP	503	560	(10%)	(3%)	18	21	(13%)	485	539	(10%)	(3%)
Premarin family	GEP	491	522	(6%)	(5%)	457	480	(5%)	34	42	(19%)	(9%)
Celebrex	GEP	428	1,386	(69%)	(66%)	80	922	(91%)	349	464	(25%)	(17%)
BeneFIX	GIP	366	428	(14%)	(7%)	157	207	(24%)	210	221	(5%)	9%
Vfend	GEP	345	398	(13%)	(2%)	20	23	(13%)	325	375	(13%)	(1%)
Pristiq	GEP	338	370	(9%)	(5%)	255	283	(10%)	83	87	(4%)	10%
Chantix/Champix	GIP	332	317	5%	10%	203	185	10%	129	132	(3%)	11%
Genotropin	GIP	306	360	(15%)	(5%)	82	93	(12%)	224	267	(16%)	(3%)
Refacto AF/Xyntha	GIP	262	316	(17%)	(7%)	63	67	(7%)	199	249	(20%)	(7%)
Xalkori	O	230	196	17%	26%	110	87	26%	121	109	11%	26%
Xeljanz	GIP	224	120	86%	88%	204	115	78%	19	5	*	*
Medrol	GEP	215	221	(3%)	4%	99	86	15%	115	135	(14%)	(3%)
Inlyta	O	206	189	9%	19%	98	85	16%	108	104	4%	22%
Xalatan/Xalacom	GEP	201	247	(19%)	(5%)	13	11	12%	188	236	(20%)	(6%)
Zoloft	GEP	179	205	(13%)	(3%)	28	26	8%	151	179	(16%)	(5%)
Sulperazon	GEP	179	180	(1%)	2%	—	—	—	179	180	(1%)	2%
Ibrance	O	178	—	*	*	178	—	*	—	—	—	—
Relpax	GEP	162	185	(12%)	(7%)	109	119	(9%)	54	66	(18%)	(4%)
Fragmin	GEP	162	176	(8%)	6%	9	3	*	153	173	(11%)	3%
EpiPen	GEP	161	152	6%	8%	138	131	6%	23	21	7%	20%
Zithromax/Zmax	GEP	154	168	(8%)	—	3	6	(47%)	151	162	(7%)	2%
Tygacil	GEP	150	156	(4%)	4%	57	58	—	93	98	(6%)	6%
Effexor	GEP	147	178	(17%)	(11%)	50	62	(20%)	97	116	(16%)	(6%)
Toviaz	GIP	134	142	(5%)	3%	62	67	(8%)	72	75	(3%)	13%
Revatio	GEP	128	144	(12%)	—	34	28	20%	93	116	(19%)	(5%)
BMP2	GIP	113	90	24%	24%	113	90	24%	—	—	—	—
Xanax/Xanax XR	GEP	109	127	(14%)	(2%)	20	21	(2%)	89	106	(17%)	(2%)
Cardura	GEP	106	134	(21%)	(10%)	2	2	(17%)	105	132	(21%)	(10%)
Rapamune	GIP	106	175	(39%)	(35%)	52	110	(52%)	53	65	(16%)	(4%)
Unasyn	GEP	105	100	6%	16%	4	—	*	101	100	2%	12%
Somavert	GIP	104	109	(4%)	9%	31	25	24%	73	84	(13%)	4%
Neurontin	GEP	103	107	(4%)	3%	24	23	6%	78	84	(7%)	3%
Depo-Provera	GEP	88	93	(5%)	(1%)	30	27	10%	58	66	(11%)	(5%)
FSME-IMMUN/TicoVac	V	65	—	*	*	—	—	—	65	—	*	*
Alliance revenues(f)	GEP/GIP	533	448	19%	26%	351	345	2%	181	103	75%	*
All other biopharmaceutical(g)	GIP/GEP/V/O	3,558	4,079	(13%)	(5%)	1,279	1,248	3%	2,279	2,831	(20%)	(9%)
All other GIP(g)	GIP	178	237	(25%)	(19%)	73	84	(11%)	105	153	(32%)	(23%)
All other GEP(g)	GEP	3,256	3,749	(13%)	(6%)	1,140	1,104	3%	2,117	2,645	(20%)	(10%)
All other V/O(g)	V/O	124	93	34%	47%	66	60	13%	58	33	70%	*
OTHER REVENUES:
CONSUMER HEALTHCARE	C	$1,648	$1,673	(1%)	4%	$826	$794	4%	$822	$879	(6%)	4%
OTHER(h)		$244	$247	(1%)	1%	$108	$94	15%	$136	$153	(11%)	(7%)
See end of tables for notes (a) through (h).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
INTERNATIONAL REVENUES BY GEOGRAPHIC REGION
SIX MONTHS 2015 and 2014
(UNAUDITED)
(millions of dollars)

		DEVELOPED EUROPE(i)				DEVELOPED REST OF WORLD(j)				EMERGING MARKETS(k)
		2015	2014	% Change		2015	2014	% Change		2015	2014	% Change
	BUSINESS(b)			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	ALL	$4,691	$5,803	(19%)	(4%)	$3,050	$3,589	(15%)	(3%)	$5,548	$5,553	—	9%
BIOPHARMACEUTICAL REVENUES - INTERNATIONAL:	GEP/GIP/V/O	$4,395	$5,467	(20%)	(3%)	$2,903	$3,414	(15%)	(3%)	$5,033	$5,032	—	9%
Prevnar family(c)	V	293	337	(13%)	4%	207	244	(15%)	(4%)	581	503	15%	25%
Lyrica(d)	GEP/GIP	581	785	(26%)	(13%)	340	341	(1%)	14%	213	224	(5%)	11%
Enbrel (Outside Canada)	GIP	1,013	1,241	(18%)	(3%)	204	235	(13%)	—	364	415	(12%)	—
Lipitor	GEP	103	152	(32%)	(19%)	131	179	(27%)	(18%)	636	523	22%	26%
Viagra(l)	GEP/GIP	28	46	(39%)	(28%)	37	66	(44%)	(38%)	173	161	8%	19%
Sutent	O	175	210	(16%)	—	57	65	(12%)	—	133	132	1%	17%
Zyvox	GEP	152	170	(10%)	8%	48	60	(19%)	(7%)	123	102	21%	33%
Norvasc	GEP	39	49	(21%)	(6%)	135	192	(29%)	(20%)	311	298	4%	9%
Premarin family	GEP	4	4	(12%)	(2%)	13	16	(16%)	(5%)	17	22	(23%)	(14%)
Celebrex	GEP	25	71	(64%)	(58%)	156	215	(27%)	(18%)	168	178	(6%)	2%
BeneFIX	GIP	125	135	(8%)	9%	66	71	(7%)	4%	19	15	23%	38%
Vfend	GEP	129	151	(14%)	2%	58	71	(18%)	(6%)	137	153	(10%)	(2%)
Pristiq	GEP	8	5	52%	84%	47	51	(8%)	4%	28	31	(8%)	7%
Chantix/Champix	GIP	40	47	(17%)	(4%)	63	65	(2%)	10%	26	20	29%	46%
Genotropin	GIP	99	126	(21%)	(6%)	77	89	(13%)	—	47	52	(10%)	2%
Refacto AF/Xyntha	GIP	155	191	(19%)	(4%)	20	31	(34%)	(26%)	24	27	(10%)	(2%)
Xalkori	O	60	49	23%	46%	24	30	(21%)	(10%)	37	30	22%	30%
Xeljanz	GIP	5	2	*	*	7	2	*	*	7	1	*	*
Medrol	GEP	41	48	(15%)	1%	13	17	(20%)	(8%)	61	70	(13%)	(5%)
Inlyta	O	53	50	6%	25%	41	45	(9%)	6%	14	9	58%	83%
Xalatan/Xalacom	GEP	45	65	(31%)	(17%)	80	98	(18%)	(6%)	63	73	(13%)	3%
Zoloft	GEP	15	28	(47%)	(36%)	78	91	(14%)	(1%)	58	60	(3%)	5%
Sulperazon	GEP	—	—	—	—	8	11	(28%)	(16%)	171	169	1%	3%
Ibrance	O	—	—	—	—	—	—	—	—	—	—	—	—
Relpax	GEP	28	35	(20%)	(5%)	19	22	(13%)	1%	7	9	(25%)	(11%)
Fragmin	GEP	88	101	(13%)	1%	39	41	(4%)	7%	26	31	(15%)	2%
EpiPen	GEP	—	—	—	—	23	21	7%	20%	—	—	—	—
Zithromax/Zmax	GEP	24	31	(23%)	(9%)	31	42	(24%)	(13%)	96	89	7%	12%
Tygacil	GEP	29	36	(18%)	(3%)	3	3	(8%)	(2%)	60	59	2%	11%
Effexor	GEP	34	47	(27%)	(13%)	17	23	(28%)	(20%)	47	46	1%	9%
Toviaz	GIP	34	46	(27%)	(14%)	32	22	48%	70%	6	7	(6%)	8%
Revatio	GEP	61	79	(22%)	(8%)	18	24	(23%)	(11%)	14	13	3%	27%
BMP2	GIP	—	—	—	—	—	—	—	—	—	—	—	—
Xanax/Xanax XR	GEP	41	50	(19%)	(3)	11	14	(21%)	(10%)	37	42	(12%)	1%
Cardura	GEP	33	41	(20%)	(5%)	27	41	(34%)	(24%)	45	50	(12%)	(3%)
Rapamune	GIP	21	25	(15%)	—	7	8	(9%)	1%	25	32	(19%)	(8%)
Unasyn	GEP	16	20	(18%)	—	27	31	(13%)	1%	58	49	18%	25%
Somavert	GIP	59	69	(14%)	3%	7	8	(1%)	13%	7	7	(8%)	8%
Neurontin	GEP	23	28	(18%)	(4%)	16	17	(6%)	2%	39	39	—	8%
Depo-Provera	GEP	11	14	(18%)	(8%)	5	6	(14%)	(3%)	42	46	(9%)	(5%)
FSME-IMMUN/TicoVac	V	51	—	*	*	—	—	—	—	14	—	*	*
Alliance revenues(m)	GEP/GIP	104	58	81%	*	63	31	*	*	15	14	—	17%
All other biopharmaceutical(g)	GIP/GEP/V/O	549	825	(34%)	(20%)	644	775	(17%)	(5%)	1,087	1,231	(12%)	(4%)
OTHER REVENUES - INTERNATIONAL		$297	$336	(12%)	(1%)	$147	$175	(16%)	(12%)	$515	$521	(1%)	6%
See end of tables for notes (b), (c), (d), (g) and (i) through (m).
* Indicates calculation not meaningful.
Amounts may not add due to rounding. All percentages have been calculated using unrounded amounts.

PFIZER INC.
NOTES TO REVENUES TABLE INFORMATION
(UNAUDITED)

(a)	Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on pages 27 and 29.
(b)
Indicates the business to which the revenues relate. GIP = the Global Innovative Pharmaceutical segment; V = the Global Vaccines business; O = the Global Oncology business; C = the global Consumer Healthcare business; and GEP = the Global Established Pharmaceutical segment.

(c)
In the second quarter and the first six months of 2015, all revenues were composed of Prevnar 13/Prevenar 13. In the second quarter and the first six months of 2014, revenues were composed of the Prevnar family of products, which included Prevnar 13/Prevenar 13 and, to a much lesser extent, Prevenar (7-valent).

(d)	Lyrica revenues from all of Europe, Russia, Turkey, Israel and Central Asia countries are included in GEP. All other Lyrica revenues are included in GIP.
(e)	Viagra revenues from the U.S. and Canada are included in GIP. All other Viagra revenues are included in GEP.
(f)	Includes Eliquis (GIP), Rebif (GIP), Spiriva (GEP) and Aricept (GEP).
(g)	All other GIP, All other GEP and All other V/O are subsets of All other biopharmaceutical revenues.
(h)
Other includes revenues generated from Pfizer CentreSource, our contract manufacturing and bulk pharmaceutical chemical sales organization, and revenues related to our transitional manufacturing and supply agreements with Zoetis.

(i)	Developed Europe region includes the following markets: Western Europe, Finland and the Scandinavian countries.
(j)	Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand and South Korea.
(k)
Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, the Middle East, Eastern Europe, Africa, Turkey and Central Europe.

(l)	Viagra revenues from Canada are included in GIP. All other international Viagra revenues are included in GEP.
(m)	Includes Eliquis (GIP), Spiriva (GEP) and Aricept (GEP).

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of July 28, 2015. We assume no obligation to update forward-looking statements contained in this earnings release and the attachments as a result of new information or future events or developments.
This earnings release and the attachments contain forward-looking statements about our anticipated future operating and financial performance, business plans and prospects, in-line products and product candidates, strategic reviews, capital allocation, business-development plans, and plans relating to share repurchases and dividends, among other things, that involve substantial risks and uncertainties. You can identify these statements by the fact that they use future dates or use words such as “will,” “may,” “could,” “likely,” “ongoing,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast,” “goal,” “objective,” “aim” and other words and terms of similar meaning. Among the factors that could cause actual results to differ materially from past results and future plans and projected future results are the following:

▪
the outcome of research and development activities, including, without limitation, the ability to meet anticipated clinical trial commencement and completion dates, regulatory submission and approval dates, and launch dates for product candidates, as well as the possibility of unfavorable clinical trial results, including unfavorable new clinical data and additional analyses of existing clinical data;

▪
decisions by regulatory authorities regarding whether and when to approve our drug applications, which will depend on the assessment by such regulatory authorities of the benefit-risk profile suggested by the totality of the efficacy and safety information submitted; and decisions by regulatory authorities regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products;

▪	the speed with which regulatory authorizations, pricing approvals and product launches may be achieved;

▪
the outcome of post-approval clinical trials, which could result in the loss of marketing approval for a product or changes in the labeling for, and/or increased or new concerns about the safety or efficacy of, a product that could affect its availability or commercial potential;

▪
risks associated with interim data, including the risk that final results of studies for which interim data have been provided and/or additional clinical trials may be different from (including less favorable than) the interim data results and may not support further clinical development of the applicable product candidate or indication;

▪
the success of external business-development activities, including the ability to satisfy the conditions to closing of announced transactions in the anticipated timeframe or at all, including our and Hospira’s ability to satisfy the conditions to closing our merger agreement;

▪
competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates;

▪
the implementation by the FDA of an abbreviated legal pathway to approve biosimilar products, which could subject our biologic products to competition from biosimilar products in the U.S., with attendant competitive pressures, after the expiration of any applicable exclusivity period and patent rights;

▪	the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products;

▪	the ability to successfully market both new and existing products domestically and internationally;

▪	difficulties or delays in manufacturing;

▪	trade buying patterns;

▪	the impact of existing and future legislation and regulatory provisions on product exclusivity;

▪	trends toward managed care and healthcare cost containment;

▪
the impact of any significant spending reductions affecting Medicare, Medicaid or other publicly funded or subsidized health programs or changes in the tax treatment of employer-sponsored health insurance that may be implemented, and/or any significant additional taxes or fees that may be imposed on the pharmaceutical industry as part of any broad deficit-reduction effort;

▪
the impact of U.S. healthcare legislation enacted in 2010—the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act—and of any modification or repeal of any of the provisions thereof;

▪
U.S. federal or state legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs; the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries; direct-to-consumer advertising and interactions with healthcare professionals; and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; as well as pricing pressures as a result of highly competitive insurance markets;

▪
legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access, including, in particular, continued government-mandated price reductions for certain biopharmaceutical products and government-imposed access restrictions in certain countries;

▪
the exposure of our operations outside the U.S. to possible capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, as well as political unrest and unstable governments and legal systems;

▪	contingencies related to actual or alleged environmental contamination;

▪	claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates;

▪	any significant breakdown, infiltration or interruption of our information technology systems and infrastructure;

▪
legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, antitrust, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings;

▪	our ability to protect our patents and other intellectual property, both domestically and internationally;

▪	interest rate and foreign currency exchange rate fluctuations, including the impact of possible currency devaluations in countries experiencing high inflation rates;

▪
governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside the U.S. that may result from pending and possible future proposals;

▪	any significant issues involving our largest wholesaler customers, which account for a substantial portion of our revenues;

▪	the possible impact of the increased presence of counterfeit medicines in the pharmaceutical supply chain on our revenues and on patient confidence in the integrity of our medicines;

▪
any significant issues that may arise related to the outsourcing of certain operational and staff functions to third parties, including with regard to quality, timeliness and compliance with applicable legal requirements and industry standards;

▪	any significant issues that may arise related to our joint ventures and other third-party business arrangements;

▪	changes in U.S. generally accepted accounting principles;

▪
uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our customers, suppliers and lenders and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; and the related risk that our allowance for doubtful accounts may not be adequate;

▪	any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U.S. and other parts of the world, and related U.S. military action overseas;

▪	growth in costs and expenses;

▪	changes in our product, segment and geographic mix; and

▪
the impact of acquisitions, divestitures, restructurings, internal reorganizations, product recalls and withdrawals and other unusual items, including our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to our research and development organization, of the internal separation of our commercial operations into our new operating structure and of our pending acquisition of Hospira.

A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and in our subsequent reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in our subsequent reports on Form 8-K.
The operating segment information provided in this earnings release and the attachments does not purport to represent the revenues, costs and income from continuing operations before provision for taxes on income that each of our operating segments would have recorded had each segment operated as a standalone company during the periods presented.
This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data. In addition, clinical trial data are subject to differing interpretations, and, even when we view data as sufficient to support the safety and/or effectiveness of a product candidate or a new indication for an in-line product, regulatory authorities may not share our views and may require additional data or may deny approval altogether.